                                  Exhibit 99.1






       THE CLASSICA GROUP, INC. REQUESTS LIQUIDATION UNDER CHAPTER VII OF
                       THE UNITED STATES BANKRUPTCY CODE


March 24, 2004, Sayreville, New Jersey - The Classica Group, Inc. ( Pink Sheets:TCGI) today announced that it has filed a voluntary petition for liquidation under Chapter VII of the United States Bankruptcy Code in the United States Bankruptcy Court of the District of New Jersey.

The Company has taken this action because it has been unable to generate sufficient revenue or to raise sufficient working capital to sustain its operations.

Immediately upon the filing of the petition all of the Officers and Directors of the Company resigned their respective positions. A Trustee will be appointed by the Court to liquidate the assets of the Company and oversee the windup of its affairs.


For information contact:

W. Raymond Felton, Esq.
732-549-5600